Exhibit D-8


                                    August 11, 1999

Mr. Ted C. Feigenbaum
Executive Vice President and
  Chief Nuclear Officer
North Atlantic Energy Service Corporation
c/o Mr. James M. Peschel
P.O. Box 300
Seabrook, NH  03874

SUBJECT: ORDER APPROVING APPLICATION REGARDING CORPORATE MERGER (CANAL ELECTRIC COMPANY) RELATING TO FACILITY OPERATING LICENSE FOR SEABROOK STATION, UNIT NO. 1 (TAC NO. MA4754)

Dear Mr. Feigenbaum:

The enclosed Order is in response to Canal Electric Company's (Canal's) application dated February 2, 1999, submitted under cover of your letter dated February 11, 1999, as supplemented on February 23, March 5, and March 17, 1999. The application requested approval of the indirect transfer of control of Canal's interest in the facility operating license for Seabrook Station Unit 1. The enclosed Order provides consent to the proposed indirect transfer, subject to the conditions described therein.

The Order has been forwarded to the Office of the Federal Register for publication.

                                    Sincerely,

                                    /s/ JOHN T. HARRISON

                                    John T. Harrison, Project Manager, Section 2
                                    Project Directorate I
                                    Division of Licensing Project Management
                                    Office of Nuclear Reactor Regulation

Docket No. 50-443

Enclosures:  1.  Order
             2.  Safety Evaluation
cc w/encls;  See next page

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Seabrook Station, Unit No. 1
cc:

Lillian M. Cuoco, Esq.
Senior Nuclear Counsel
Northeast Utilities Service Company
P.O. Box 270
Hartford, CT  06141-0270

Mr. Peter Bran
Assistant Attorney General
State House, Station #6
Augusta, ME  04333

Resident Inspector
U.S. Nuclear Regulatory Commission
Seabrook Nuclear Power Station
P.O. Box 1149
Seabrook, NH  03874

Jane Spector
Federal Energy Regulatory Commission
825 North Capital Street, N.E.
Room 8105
Washington, DC  20426

Town of Exeter
10 Front Street
Exeter, NH  03823

Regional Administrator, Region I
U.S. Nuclear Regulatory Commission
475 Allendale Road
King of Prussia, PA  19406

Office of the Attorney General
One Ashburton Place
20th Floor
Boston, MA  02108

Board of Selectmen
Town of Amesbury
Town Hall
Amesbury, MA  01913

Mr. Dan McElhinney
Federal Emergency Management Agency
Region I
J.W. McCormack P.O. &
Courthouse Building, Room 401
Boston, MA  02109

Mr. Peter LaPorte, Director
ATTN:  James Muckerheide
Massachusetts Emergency Management
  Agency
400 Worcester Road
P.O. Box 1496
Framingham, MA  01701-0317

Phillip T. McLaughlin, Attorney General
Steven M. Houran, Deputy Attorney General
33 Capitol Street
Concord, NH  03301

Mr. Woodbury Fogg, Director
New Hampshire Office of Emergency
  Management
State Office Park South
107 Pleasant Street
Concord, NH  03301

Mr. Roy E. Hickok
Nuclear Training Manager
Seabrook Station
North Atlantic Energy Service Corp.
P.O. Box 300
Seabrook, NH  03874

Mr. James M. Peschel

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

Manager of Regulatory Compliance
Seabrook Station
North Atlantic Energy Service Corp.
P.O. Box 300
Seabrook, NH  03874

Mr. W.A. DiProfio
Station Director
Seabrook Station
North Atlantic Energy Service Corporation
P.O. Box 300
Seabrook, NH  03874

Mr. Frank W. Getman, Jr.
20 International Drive
Suite 301
Portsmouth, NH  03801-6809

Mr. B. D. Kenyon
President - Nuclear Group
Northeast Utilities Service Group
P.O. Box 128
Waterford, CT  06385

Mr. David E. Carriere
Director, Production Services
Canal Electric Company
2421 Cranberry Highway
Wareham, MA  02571

Mr. David A. Lochbum
Nuclear Safety Engineer
Union of Concerned Scientists
1616 P Street, NW, Suite 310
Washington, DC  20036-1495

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                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

In the Matter of                        )
                                        )
NORTH ATLANTIC ENERGY SERVICE           )      Docket No. 50-443
  CORPORATION, et al.,                  )
                                        )
(Seabrook Station Unit No. 1)           )

                      ORDER APPROVING APPLICATION REGARDING
                  CORPORATION MERGER (CANAL ELECTRIC COMPANY)

                                       I.

     North Atlantic Energy Service Corporation (North Atlantic) is authorized to act as agent for the joint owners of the Seabrook Station Unit No. 1 (Seabrook) and has exclusive responsibility and control over the physical construction, operation, and maintenance of the facility as reflected in Facility Operating License NPF-86. Canal Electric Company (Canal), one of the joint owners, holds a 3.52317-percent possessory interest in Seabrook. The Nuclear Regulatory Commission (NRC) issued Facility Operating License NPF-86 on March 15, 1990, pursuant to Part 50 of Title 10 of the Code of Federal Regulations (10 CFR Part
50). The facility is located in Seabrook Township, Rockingham County, on the southeast coast of the State of New Hampshire.

                                       II.

     Under cover of a letter dated February 11, 1999, North Atlantic forwarded an application by Canal requesting approval of the indirect transfer of control of Canal's interest in the operating

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

license (OL) for Seabrook. The application was supplemented on February 23, March 5, and March 17, 1999 (collectively referred to hereinafter as the application).

     According to the application, Canal is a wholly owned subsidiary of Commonwealth Energy System (CES). On December 5, 1998, CES and BEC Energy (BEC) entered into an Agreement and Plan of Merger under which those entities will merge into a new surviving Massachusetts corporation (the "New Company"). Upon consummation of the merger, Canal will become a wholly owned subsidiary of the New Company, thereby effecting an indirect transfer of Canal's interest in Seabrook's OL. North Atlantic, the sole license operator of the facility, would remain as the managing agent for the 11 joint owners of the facility and would continue to have exclusive responsibility for the management, operation, and maintenance of Seabrook. The application does not propose a change in the rights, obligations, or interests of the other joint owners of Seabrook. In addition, no physical changes to Seabrook or operational changes are being proposed. No direct transfer of the license will result from the proposed merger.

     Approval of the indirect transfer was requested pursuant to 10 CFR 50.80. Notice of the application for approval and an opportunity for a hearing was published in the Federal Register on April 27, 1999 (64 FR 22657). No hearing requests were filed.

     Under 10 CFR 50.80, no license, or any right thereunder, shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. Upon review of the information in the application, and other information before the Commission, the NRC staff has determined that the proposed merger will not affect the qualifications of Canal as a holder of the Seabrook license, and that the transfer of control of the license, to the extent effect by the proposed merger, is otherwise consistent with applicable

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

provisions of law, regulations, and orders issued by the Commission subject to the conditions set forth herein. The foregoing findings are supported by a safety evaluation dated August 11, 1999.

     Accordingly, pursuant to Sections 161b, 161i, 161o, and 184 of the Atomic Energy Act of 1964, as amended; 42 USC ss.ss. 2201(b), 2201(i), 2201(o), and 2234; and 10 CFR 50.80. IT IS HEREBY ORDERED that the indirect license transfer referenced above is approved, subject to the following conditions:

     1. Canal shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from Canal to its proposed parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10%) of Canal's consolidated net utility plant as recorded on Canal's books of accounts.

     2. Should the transfer not be completed by August 1, 2000, this Order shall become null and void, provided, however, on application and for good cause shown, such date may be extended.

     This Order is effective upon issuance.

     For further details with respect to this Order, see the initial application dated February 2, 1999, and supplements dated February 23, March 5, and March 17, 1999, which are available for public inspection at the Commission's Public Document Room, the Gelman Building, 2120 L Street, N.W., Washington, DC and at the local public document room located at the Exeter Public Library, Founders Park, Exeter, NH 03833.

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

     Dated at Rockville, Maryland, this 11th day of August, 1999

                                        FOR THE NUCLEAR REGULATORY COMMISSION

                                        /S/ WILLIAM F. KANE

                                        William F. Kane, Acting Director
                                        Office of Nuclear Reactor Regulation

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

          SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION

              RELATED TO CORPORATE MERGER (CANAL ELECTRIC COMPANY)

                    NORTH ATLANTIC ENERGY SERVICE CORPORATION

                                DOCKET NO. 50-443

                          SEABROOK STATION, UNIT NO. 1

1.0  BACKGROUND

By application dated February 2, 1999, Canal Electric Company (Canal) requested that the U.S. Nuclear Regulatory Commission (NRC) consent to the indirect transfer of control of Canal's interest in the operating license (OL) for Seabrook Station Unit No. 1 (Seabrook). Canal is a 3.52-percent owner of Seabrook. The remained 96.48 percent is owned by a consortium of 10 other companies. North Atlantic Energy Service Corporation (North Atlantic) is the exclusive licensed operator of Seabrook and is authorized to act as agent for the 11 owners of the facility. The application was supplemented on February 23, March 5, and March 17, 1999.

Canal is a wholly owned subsidiary of Commonwealth Energy System (CES). CES is a Massachusetts Business Trust organized under the laws of Massachusetts and an exempt public utility holding company under Section 3(a)(1) of the Public Utility Holding Company Act (PUHCA). On December 5, 1998, CES and BEC Energy Company (BEC) entered into an Agreement and Plan of Merger pursuant to which these entities will merge into a new surviving Massachusetts corporation yet to be named. For the purposes of this safety evaluation, the surviving corporation is designation "New Company." BEC is an exempt public utility holding company under Section 3(a)(1) of the PUHCA and is regulated as a public utility in the Commonwealth of Massachusetts. Upon consummation of the merger, the stockholders of CES and BEC will become the stockholders of New Company. BEC stockholders will own approximately 68 percent of New Company and CES stockholders will own approximately 32 percent. The assets (including their respective subsidiaries) and liability of BEC and CES will become the assets and liabilities of New Company. Therefore, Canal will become a wholly owned subsidiary of New Company, and the merger will effect an indirect change of control of Canal's interest in the Seabrook OL.

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

Seabrook is a 1,158-MW pressurized-water reactor generating facility that is owned by the 11 Seabrook joint owners pursuant to an agreement for joint Ownership, Construction, and Operation of New Hampshire Nuclear Units, dated May 1, 1973, as amended (Joint Ownership Agreement). In accordance with the Joint Ownership Agreement and the Managing Agent Operating Agreement dated June 29, 1992, as amended, (the "MAOA"), North Atlantic is the Managing Agent for the 11 Seabrook joint owners and, as such, has responsibility for the management, operating, and maintenance of Seabrook. North Atlantic's position as Managing Agent and operator was approved by issuance of Amendment No. 10, dated May 29, 1992, to the Seabrook OL.

2.0  FINANCIAL QUALIFICATIONS

The financial qualifications analysis in based on the information provided in the application and supplements thereto, referenced above (hereinafter collectively "the application"). The applications states that, after the proposed merger, the current regulatory mechanisms that affect Canals' revenues and expenses for Seabrook's operation will remain in place and that the decommissioning funding for Seabrook will not be affected. On the basis of the information in the application, the staff finds that there will be no apparent adverse effect on Canal's ability to contribute appropriately to the operations and decommissioning of Seabrook as result of the proposed merger. Following the merger, Canal will remain an electric utility as defined in 10 CFR 50.2. As an electric utility, Canal is exempt from further financial qualifications review, pursuant to 10 CFR 50.33(f).

However, in view of the NRC's concern that corporate restructurings involving new parents or affiliates can lead to a diminution of assets necessary for the safe operation and decommissioning of a licensee's nuclear power plant, the NRC's practice has been to condition such license transfer approvals upon a requirement that the licensee not transfer significant assets from the licensee to an affiliate without first notifying the NRC. This requirement assists the NRC in assuring that a licensee will continue to maintain adequate resources to contribute to the safe operation and decommissioning of its facility. Thus, the following should be made a condition of the order approving the application regarding the proposed merger:

     Canal shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from Canal to its proposed parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10%) of Canal's consolidated net utility plant as recorded on Canal's books of accounts.

3.0  TECHNICAL QUALIFICATIONS

After the merger, North Atlantic will remain as the sole licensed operator of the facility and will continue to have exclusive responsibility for the management, operation, and maintenance of

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

Seabrook. The proposed merger will not affect North Atlantic's technical qualifications or responsibilities with regard to Seabrook. Also, no changes are proposed to the organization or personnel responsible for operation of Seabrook. Based on the foregoing, the staff concludes that the proposed merger will not affect North Atlantic's technical qualifications or responsibilities with regard to Seabrook.

4.0  ANTITRUST REVIEW

The Atomic Energy Act does not require or authorize antitrust review of post-operating license transfer applications. Kansas Gas and Electric Co., et al. (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC___, slip op. (June 18, 1999). Therefore, since the transfer application postdated the issuance of the Seabrook operating license, no antitrust review is required or authorized.

5.0  FOREIGN OWNERSHIP, CONTROL, OR DOMINATION

Information in the application submitted to comply with 10 CFR 50.33(d) states that Canal is a corporation organized under the laws of the Commonwealth of Massachusetts with its principal place of business in Massachusetts and that all of Canal's directors and principal officers are United States citizens. Furthermore, the application states that "Canal is not now owned, controlled or dominated by an alien, foreign corporation or foreign government." The staff does not know or have reason to believe otherwise.

6.0  CONCLUSION

In view of the foregoing, the NRC staff concludes that the proposed merger of CES and BEC, which will create a new parent company of Canal, will not adversely affect the financial qualifications of Canal with respect to its ownership share of Seabrook. Nor will this merger impact the technical qualifications of North Atlantic as the licensed operator of Seabrook. Also, there do not appear to be any problematic antitrust or foreign ownership considerations related to the Seabrook license that would result from the proposed merger. Thus, the proposed merger will not affect the qualifications of Canal as a holder of the license for Seabrook, and the indirect transfer of control of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission, subject to the condition discussed above regarding the transfer of significant assets. Accordingly, the application regarding the proposed merger should be approved with the foregoing condition.

Principal Contributor:  M.A. Dusanlwskyj
                        Alex McKaigney
Date:  August 11, 1999

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